EXHIBIT 5.1

                         OPINION AND CONSENT OF COUNSEL

                                November 7, 2000


Hollywood.com, Inc.
2255 Glades Road
Suite 237W
Boca Raton, Florida 33431

         RE:      REGISTRATION STATEMENT ON FORM S-3 FOR HOLLYWOOD.COM, INC.

Ladies and Gentlemen:

         As General Counsel to Hollywood.com, Inc., a Florida corporation (the "Company"), I have acted as counsel to the Company in connection with the preparation and filing of its Amendment 1 of its registration statement on Form S-3 (the "Registration Statement"), to be filed with the Securities and Exchange Commission, with respect to the registration under the Securities Act of 1933, as amended, of 1,887,056 shares (the "Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), for certain selling shareholders.

         In connection therewith, I have examined the Company's Second Amended and Restated Articles of Incorporation and Bylaws, each as amended to the date hereof, originals or certified copies of such other corporate documents and records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as I have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all original documents, the conformity to original documents of all documents as conformed or photostatic copies and the authenticity of the originals of such copies.

         Based upon my examination mentioned above, subject to the assumptions stated above, relying on the statements of fact contained in the documents I have examined, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold, (ii) the full consideration stated in the respective applicable purchase agreements and warrants pursuant to which the Shares have and will be purchased, and when purchased, will be fully paid for each Share and that such consideration in respect of each Share will include payment of cash or other lawful consideration at least equal to the par value thereof, (iii) appropriate certificates evidencing the Shares have and will be executed and delivered by the Company and
(iv) all applicable securities laws are complied with, I am of the opinion that the Shares, when issued, sold and delivered pursuant to and in accordance with the terms of the respective applicable purchase agreements and warrants, will be

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duly authorized and validly issued, fully paid and non-assessable shares of
Common Stock of the Company.

         This opinion is hereby rendered in connection with the Registration Statement and is solely for such benefit. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and I assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to my attention or any changes in law that may hereafter occur.

         I am admitted to practice in the State of Texas.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                             Very truly yours,



                                             /s/ W. Robert Shearer
                                             ----------------------

                                             W. Robert Shearer
                                             General Counsel
                                             Hollywood.com, Inc.